Exhibit 10.70

Stock Purchase Agreement
by and among
American Seeds, Inc.,
Landec Corporation
and
Landec Ag, Inc.

Dated December 1, 2006

STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

i

ii

Page
7.5 Waiver of Compliance; Consents	41
7.6 Expenses	41
7.7 Counterparts	41
7.8 Severability	41
7.9 Remedies Cumulative	41
7.10 Governing Law	41
7.11 No Third Party Beneficiaries or Other Rights	41
7.12 Submission to Jurisdiction	41
7.13 Headings; Interpretation	42
7.14 Joint and Several Liability	42

iii

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT is entered into on December 1, 2006, by and among American Seeds, Inc., a Delaware corporation (“Buyer”), Landec Corporation, a California corporation (“Landec”), and Landec Ag, Inc. a Delaware corporation (the “Seller”). Capitalized terms are defined in Article 1.
RECITALS
     A. The Seller is a subsidiary of Landec.
     B. Prior to the execution and delivery, and in contemplation of the consummation of this agreement, Seller caused the row-crop seed (including corn, soybean and alfalfa) business of Seller, including, without limitation, the businesses of Fielder’s Choice Direct, Heartland Hybrids, and CRM (excluding, however, the Intellicoat® Seed Coatings business) and all assets of Seller and its affiliates which have been used in such business prior to the date hereof (collectively the “Transferred Business”) to be transferred to FCD Holding Company, a Delaware corporation (the “Company”), by undertaking a corporate reorganization (the “Reorganization”) whereby (i) the Company assumed the Transferred Liabilities (as defined below), and (ii) Seller has transferred, or caused to be transferred, to the Company all of the assets used in, required for the operation of or relating to the Transferred Business (the “Transferred Assets”) free of any liens, security interests, or other claims, except the Transferred Liabilities and Permitted Liens.
     C. As part of the Closing, Landec will cause a further corporate reorganization to be completed as a result of which the Seller will become a wholly-owned subsidiary of Landec, and all shares of the Seller now held by other parties will be converted solely into the right to receive cash in the amount to be provided in the reorganization documents.
     D. Buyer desires to purchase from Seller, on the terms and conditions set forth herein, all of the issued and outstanding capital stock of the Company, which consists of 100 shares of common stock, par value $.0001 per share (the “Shares”); and
     E. Seller desires to sell the Shares to Buyer, and that the Shares be sold to Buyer, on the following terms and conditions.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
The following terms shall have the meanings set forth below in this Article 1.
     1.1 “338(h)(10) Election” has the meaning set forth in Section 5.2(d).

     1.2 “Accounts Receivable” has the meaning set forth in Section 3.8.
     1.3 “Action” has the meaning set forth in Section 3.11.
     1.4 “Actual Knowledge” means, with respect to Landec, the Seller or the Company, the actual awareness of a particular fact by Gary Steele, Greg Skinner, Thomas Crowley, Michael Godlove, Dennis Schlott or William Gass.
     1.5 “Affiliate” means, with respect to any Person, any other Person which is directly or indirectly controlling, controlled by, or under common control with such Person, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     1.6 “Aggregate Consideration” has the meaning set forth in Section 5.2(d).
     1.7 “Agreement” means this Stock Purchase Agreement as amended or supplemented in accordance with its terms, including all Schedules and Exhibits hereto.
     1.8 “Arbiter” has the meaning set forth in Section 2.4(c).
     1.9 “Basket” has the meaning set forth in Section 6.6(a)(ii).
     1.10 “Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of New York, United States of America.
     1.11 “Buyer” has the meaning set forth in the first paragraph.
     1.12 “Buyer Indemnified Persons” has the meaning set forth in Section 6.2.
     1.13 “Cap” has the meaning set forth in Section 6.6(a)(iv).
     1.14 “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.
     1.15 “Closing Date” means the date of this Agreement.
     1.16 “Closing Payment” has the meaning set forth in Section 2.2.
     1.17 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder, as amended from time to time.
     1.18 “Code” means the Internal Revenue Code of 1986 and regulations promulgated thereunder, as amended from time to time.
     1.19 “Company” has the meaning set forth in the Recitals.

     1.20 “Company Plans” has the meaning set forth in Section 3.27(a).
     1.21 “Confidential Information” has the meaning set forth in Section 5.1(c).
     1.22 “Contract” means any contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument.
     1.23 “Covered Loss” has the meaning set forth in Section 6.6(a)(i).
     1.24 “Credit Agreement” has the meaning set forth in Section 3.4(b).
     1.25 “CRM System” means all components of the customer relations software applications currently used in the Transferred Business, details of which have been provided to the Buyer by the Seller.
     1.26 “Earn-Out Amount” has the meaning set forth in Section 2.4(b)(i).
     1.27 “Earn-Out Period” means the fiscal period commencing June 1, 2006 and ending on May 31, 2007.
     1.28 “Effective Time” means the effective time of the Closing, which shall be 11:59 p.m. Central time on the Closing Date.
     1.29 “Environmental Claim” means any third party (including private parties, Government agencies and employees) action, lawsuit, claim or proceeding relating to the current or previous operations of Seller, with respect to the Transferred Business, the Company, or their predecessors, as applicable, which alleges potential liability for (i) noise; (ii) odor; (iii) mold; (iv) pollution or contamination of the air, surface water, groundwater or land; (v) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (vi) Hazardous Materials handling, treatment, storage, disposal or transportation; (vii) exposure to hazardous or toxic substances; (viii) non-compliance with the Toxic Substances Control Act; or (ix) non-compliance with any other Environmental Law. An “Environmental Claim” includes, without limitation, a proceeding to terminate a permit or license to the extent that such a proceeding attempts to redress violations of the applicable permit, license, Law or regulation as alleged by any federal, state or local regulatory or administrative agency, board or authority.
     1.30 “Environmental Law” means all applicable Laws relating to pollution or protection of human health, safety, the environment, natural resources or Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29U.S.C. §653 et seq.), and the regulations promulgated pursuant thereto, as amended from time to time, and their state law equivalents and common law theories of nuisance, trespass, waste, negligence or abnormally dangerous activity arising out of or relating to Hazardous Materials.
     1.31 “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as amended from time to time.
     1.32 “Excluded Assets” means those assets set forth on Schedule 1.32.
     1.33 “Excluded Liabilities” means those Liabilities set forth on Schedule 1.33.
     1.34 “Financial Statements” has the meaning set forth in Section 3.4.
     1.35 “GAAP” means the accounting principles generally accepted in the U.S. and applied consistently throughout the periods involved.
     1.36 “GMOs” means genetically modified organisms.
     1.37 “Germplasm” means (a) hybrids, lines and varieties that (i) are in commercial use by Seller, with respect to the Transferred Business, or the Company, as applicable, (ii) are licensed by Seller, with respect to the Transferred Business, or the Company, as applicable, from third parties, (iii) are licensed by Seller, with respect to the Transferred Business, or the Company, as applicable, to third parties, or (iv) are in the pipeline for development by Seller, with respect to the Transferred Business, or the Company, as applicable, for commercial use as of the date of this Agreement and one year, two years or three years from commercialization; (b) parents used in the production of the hybrids, lines and varieties referred to in clause (a); (c) all hybrids, lines and varieties that are in testing or evaluation at any stage of development by Seller, with respect to the Transferred Business, or the Company, as applicable, anywhere in the world as of the date of this Agreement, whether such hybrids, lines and varieties are owned or licensed by Seller, with respect to the Transferred Business, or the Company, as applicable; and (d) the breeding populations and sources used to provide the hybrids, lines and varieties referred to in clause (c).
     1.38 “Government” means the United States of America, any other nation or state, any U.S. State, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, department, division, agency, or judicial body of any of the foregoing.
     1.39 “Hazardous Materials” means any chemicals, materials or substances which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant under any Environmental Law.
     1.40 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder as amended from time to time.
     1.41 “Incentive Plan Agreements” has the meaning set forth in Section 2.6(a).

     1.42 “Income Taxes” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts).
     1.43 “Indemnified Party” has the meaning set forth in Section 6.4.
     1.44 “Indemnifying Party” has the meaning set forth in Section 6.4.
     1.45 “Intellectual Property” means all intellectual property, including all:
          (a) patents, applications for patents, and rights to apply for patents in any part of the world;
          (b) copyrights, design rights, topography rights, Internet domain names, and database rights whether registered or unregistered;
          (c) trademark and service mark applications, registered trademarks and service marks, registered designations of origin, registered designations of geographic origin, refilings, renewals and reissues of the foregoing, unregistered trademarks and service marks, including common law trademarks and service marks, rights to trade dress and company names, in each case with any and all associated goodwill;
          (d) plant breeders’ rights, including all plant variety protection certificates, and any applications for plant breeders’ rights in any part of the world; and
          (e) all rights in respect of any Know How.
     1.46 “Interim Balance Sheet” means the unaudited balance sheet of the Transferred Business as of October 22, 2006, which constitutes a part of the Financial Statements.
     1.47 “IRS” means the United States Internal Revenue Service.
     1.48 “Know How” means trade secrets and Confidential Information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; unpatented technical and other information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, notebooks, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in software and materials; together with all common law or statutory rights protecting the same and any similar or analogous rights to any of the foregoing whether arising or granted under any Laws.
     1.49 “Knowledge” means, with respect to Landec, the Seller or the Company, (i) the actual awareness of a particular fact by Gary Steele, Greg Skinner, Thomas Crowley, Michael Godlove, Dennis Schlott or William Gass or (ii) knowledge that would have been acquired by any of them after a commercially reasonable inquiry and investigation. The words “know,” “knowing” and “known” shall be construed accordingly.
     1.50 “Law” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any of the foregoing.
     1.51 “Leased Real Property” has the meaning set forth in Section 3.12(b).
     1.52 “Liability” or “Liabilities” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.
     1.53 “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance.
     1.54 “Losses” has the meaning set forth in Section 6.2.
     1.55 “Material Contracts” has the meaning set forth in Section 3.17(a).
     1.56 “May Balance Sheet” has the meaning set forth in Section 3.4(a).
     1.57 “Non-Competition Period” has the meaning set forth in Section 5.1(a).
     1.58 “Notice of Dispute” means a written notice by Seller to Buyer delivered pursuant to Section 2.4, specifying in reasonable detail all points of disagreement with Buyer’s calculation of the Earn-Out Amount.
     1.59 “Order” means an order, writ, injunction, or decree of any court or Government.
     1.60 “Ordinary Course” means, with respect to the Transferred Business, the ordinary course of commercial operations customarily engaged in by the Transferred Business consistent with the prior practices of the Transferred Business.
     1.61 “Owned Real Property” has the meaning set forth in Section 3.12(a).
     1.62 “Party” means any of Landec, Seller and Buyer, and “Parties” means all of them.
     1.63 “PBGC” means the Pension Benefit Guaranty Corporation.
     1.64 “Pension Plan” means an employee pension benefit plan (within the meaning of ERISA Section 3(2)).
     1.65 “Permitted Liens” means (i) the Transferred Liabilities and Liens securing such Transferred Liabilities which are disclosed on Schedule 1.65; (ii) any Lien securing payment of real estate taxes not delinquent; (iii) existing Liens with respect to the Owned Real Property or Leased Real Property that are described on Schedule 3.12(a) or 3.12(b), as applicable; and (iv) with respect to any leased personal property or Leased Real Property, (A) the rights and interest of each lessor as owner or otherwise under each related lease described on Schedule 3.12(b) and (B) Liens on the interest of each lessor through which the Company directly or indirectly derives its interest as lessee under the related lease.

     1.66 “Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Government.
     1.67 “Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, that involves any (a) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, incentive plan, including any multiple employer plan or multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) and including any such plan covering any employee or former employee outside the United States; (b) welfare or “fringe” benefits, including vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan or other benefits; or (c) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including any “employee benefit plan” as defined in ERISA Section 3(3).
     1.68 “Pre-Closing Periods” has the meaning set forth in Section 5.2(b).
     1.69 “Purchase Price” has the meaning set forth in Section 2.2.
     1.70 “Reorganization” has the meaning set forth on the Recitals.
     1.71 “Retained Business” means, collectively, the Excluded Assets, the Excluded Liabilities and all businesses of Seller, including, without limitation, the Intellicoat® Seed Coating business, not included in the Transferred Business.
     1.72 “Seller Indemnified Persons” has the meaning set forth in Section 6.3.
     1.73 “Seller” has the meaning set forth in the first paragraph.
     1.74 “Shares” has the meaning set forth in the Recitals.
     1.75 “StarLink” means corn which includes a Bt gene commonly designated as the Cry9C gene and/or the Cry9C protein, the Cry9C gene and/or any fragments of either, and/or any product containing the Cry9C protein and/or the Cry9C gene and any fragments of either.
     1.76 “Taxes” means all taxes, charges, fees, levies, or other like assessments, including all Government income, profits, employment, franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Government charges of the same or similar nature, including any interest, penalty or addition thereto, whether disputed or not.
     1.77 “Tax Returns” means all reports and returns relating to or required by Law to be filed by or on behalf of Seller or Landec, with respect to the Transferred Business, or the Company, as applicable, in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to or in connection with any Plans, including any amendment or supplement thereof.

     1.78 “Territory” has the meaning set forth in Section 5.1(a).
     1.79 “Third Person” has the meaning set forth in Section 6.5.
     1.80 “Third Person Claim” has the meaning set forth in Section 6.5.
     1.81 “Transferred Assets” has the meaning set forth in the Recitals and includes, without limitation, those assets listed on Schedule 1.81.
     1.82 “Transferred Business” has the meaning set forth in the Recitals.
     1.83 “Transferred Germplasm” has the meaning set forth in Section 3.20.
     1.84 “Transferred IP” has the meaning set forth in Section 3.19.
     1.85 “Transferred Liabilities” means (i) all amounts owed under the Credit Agreement as of the Closing Date, (ii) other liabilities of the type and in the amounts reflected on the Interim Balance Sheet; (iii) current liabilities incurred by the Transferred Business in the Ordinary Course and in compliance with the terms of the this Agreement from the date of the Interim Balance Sheet to the Closing; (iv) Seller’s or the Company’s obligations arising or attributable to any period after the Effective Time under Contracts constituting a part of the Transferred Assets; and (v) any other liabilities set forth on Schedule 1.85; provided, however, that Transferred Liabilities shall in no event include any of the Excluded Liabilities.
     1.86 “Treasury Regulations” means the rules and regulations under the Code issued by the U.S. Department of the Treasury.
ARTICLE 2
PURCHASE AND SALE OF SHARES
     2.1 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares free and clear of all Liens.
     2.2 Consideration. The consideration that Buyer shall pay to Seller for the Shares, the obligations of Seller under Article 5, and other rights of Buyer hereunder shall be Fifty Million Dollars ($50,000,000.00) (the “Closing Payment”) plus the Earn-Out Amount (together with the Closing Payment, the “Purchase Price”).
     2.3 Closing. The Closing shall take place at 3:00 p.m. on the Closing Date, effective as of the Effective Time, at the offices of Bryan Cave LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102, or, if agreed by the Parties, by the exchange of faxed or scanned signature pages, wire transfer of funds, and communications via telephone, email, fax and other mutually acceptable means of telecommunication, with originals of signature pages to be exchanged by express delivery for receipt the business day following the Closing Date, or in such other manner and such place as the Parties may agree. At Closing, (a) Seller and Landec shall deliver or cause to be delivered to Buyer the documents identified in

Section 2.5 and (b) Buyer shall deliver to Seller (i) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 2.3, the Closing Payment, and (ii) the documents identified in Section 2.6.
     2.4 Earn-Out Payment.
          (a) The Earn-Out Amount, if any, payable as part of the Purchase Price shall be determined and paid in accordance with the terms and provisions of this Section 2.4.
          (b) For purposes of this Section 2.4, the following terms have the meanings defined below:
          (i) “Earn-Out Amount” means the product of (A) the Earn-Out Fraction times (B) $5,000,000.00
          (ii) “Earn-Out Fraction” means:
          (A) zero, if the Gross Margin is equal to or less than $12,900,000.00; or
          (B) a fraction having a numerator equal to the amount by which the Gross Margin exceeds $12,900,000.00, and a denominator equal to $700,000.00, if the Gross Margin exceeds $12,900,000.00 and is less than or equal to $13,600,000.00; or
          (C) one, if the Gross Margin exceeds $13,600,000.00.
          (iii) “Gross Margin” means (A) the revenue of the Transferred Business for the Earn-Out Period, minus (B) the cost of goods sold of the Transferred Business for the Earn-Out Period.
           (iv) “Earn-Out Period” means the fiscal year of the Transferred Business commenced June 1, 2006 and ending May 31, 2007.
          (c) For purposes of calculating the Gross Margin for the Earn-Out Period, (i) the revenue and cost of goods sold of the Transferred Business (A) shall exclude any revenue or expense, regardless of materiality, that under GAAP is attributable to a prior period, (B) shall otherwise be accrued in accordance with GAAP as applied in a manner consistent with the preparation of the Financial Statements except for materiality limitations or qualifications under GAAP and (C) shall consist of revenue and cost for the Earn-Out Period of the types shown in the proforma calculation of Gross Margin set forth on Schedule 2.4, and (ii) net technology fees and genetic royalties payable to Monsanto Company or its Affiliates shall be adjusted, if necessary, to the amounts (net of seed service fees) that would be charged to Seller under the existing applicable license agreements, identified on Schedule 2.4, between Seller and Monsanto Company or its Affiliates, assuming that Seller continued to own the Transferred Business, and such agreements had remained in effect, throughout the entire Earn-Out Period.

          (d) As an example of the calculation of the Earn-Out Amount, assuming actual Gross Margin were to equal the proforma amount of $13,400,000 shown on Schedule 2.4, the Earn-Out Fraction would equal 71.43% (i.e., [$13,400,000 — $12,900,000]/$700,000), and the Earn-Out Amount would equal 71.43% times $5,000,000, or $3,571,500.
          (e) Within sixty (60) calendar days following the end of the Earn-Out Period, Buyer shall at its expense prepare and deliver to Seller its reasonably detailed calculation of the Earn-Out Amount. Seller shall have access to such books and records as may be reasonably necessary to confirm Buyer’s calculations, which calculations shall be derived from the Company’s books and records.
          (f) If Seller and Buyer do not reach written agreement on a final calculation of the Earn-Out Amount prior to expiration of the 30-day period after Seller’s receipt of Buyer’s calculation, the disputed items in Buyer’s calculation shall be referred to the Indianapolis office of Crowe Chizek and Company LLC, or if such firm is unable or unwilling to act, such other reputable accounting firm that is mutually acceptable to the Parties (the “Arbiter”), as an arbitrator to finally determine, as soon as practicable, and in any event within 30 calendar days after such reference, all points of disagreement with respect to the calculation of the Earn-Out Amount. For purposes of such arbitration, Buyer and Seller shall each submit a proposed calculation of the Earn-Out Amount and relevant support for such calculation. The Arbiter shall apply the terms of this Section 2.4 and Schedule 2.4 in making its determination. The fees and expenses of the arbitration and the Arbiter incurred in connection with the calculation of the Earn-Out Amount shall be allocated between Buyer and Seller by the Arbiter based on the Arbiter’s determination of the relative merit of the positions of the Parties; provided, that such fees and expenses shall not include, so long as Buyer or Seller, as applicable, complies with the procedures of this Section 2.4, the other Party’s outside counsel or accounting fees. All determinations by the Arbiter shall, in the absence of fraud or manifest error, be final, conclusive and binding with respect to the calculation of the Earn-Out Amount and the allocation of arbitration fees and expenses.
          (g) The payment of the Earn-Out Amount shall be made to Seller in accordance with the wire instructions set forth on Schedule 2.3 on the later of (i) July 31, 2007, or (ii) the date that is five (5) Business Days after the resolution of any dispute between Seller and Buyer relating to the amount of such payment; provided, that Buyer may deduct from the Earn-Out Amount any indemnification obligations then due to the Buyer from the Seller or Landec pursuant to Section 6.2.
     2.5 Deliveries of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer:
          (a) certificates representing all the Shares, duly endorsed to Buyer or its designated Affiliate in blank or accompanied by duly executed stock powers in blank;
          (b) an opinion of Bose McKinney & Evans LLP, counsel to Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer;

          (c) the written resignation of each member of the Board of Directors of the Company, with such exceptions as may be specified by Buyer;
          (d) a certificate of good standing of the Company, dated no more than five (5) Business Days prior to the Closing Date, from the Secretary of State of the State of Delaware;
          (e) a certificate of good standing of Landec, as of a recent date, from the Secretary of State of California
          (f) a certificate of good standing of Seller, dated no more than five (5) Business Days prior to the Closing Date, from the Secretary of State of Delaware;
          (g) evidence of the validly completed transfer to the Company of the Transferred Business and the Transferred Assets, in form and substance satisfactory to Buyer;
          (h) the written release of all Liens (except Permitted Liens) relating to the Transferred Assets executed by the holder of or parties to each such Lien, which releases shall be satisfactory in substance to Buyer;
          (i) evidence satisfactory to the Buyer that the payment obligations of Seller under the Credit Agreement have been assigned and transferred to, and assumed by, the Company, with the consent of the lender;
          (j) all share transfer books, minute books and other corporate records of the Company;
          (k) properly completed IRS Form 8023 executed by Landec; and
          (l) such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.
     2.6 Deliveries of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered:
          (a) to each of Thomas Crowley, Michael Godlove, Dennis Schlott and William Gass, the applicable incentive plan letters in a form satisfactory to Buyer to each of Thomas Crowley, Michael Godlove, Dennis Schlott and William Gass (collectively, the “Incentive Plan Agreements”), duly executed on behalf of Buyer;
          (b) to Seller, a certificate of good standing of Buyer, dated no more than five (5) Business Days prior to the Closing Date, from the Secretary of State of the State of Delaware;
          (c) to Seller, such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement;

          (d) to Landec, an undertaking, in form satisfactory to Landec, confirming that the Buyer will cause the Company to repay in full the indebtedness outstanding under the Credit Agreement, promptly following the Closing Date; and
          (e) to Seller, the Closing Payment by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 2.3.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND LANDEC
     Seller and Landec hereby jointly and severally make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.
     3.1 Corporate Existence and Power.
          (a) Each of Landec, Seller and the Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its state of incorporation as set forth on Schedule 3.1(a). Seller has delivered to Buyer true, complete and correct copies of the articles of incorporation and bylaws, as currently in effect, of the Company.
          (b) The Company has, and the Seller has had with respect to the Transferred Business, all requisite corporate power and authority to own, lease and use their respective assets and to transact the Transferred Business, and hold all authorizations, franchises, licenses, permits and approvals required therefor, all of which are valid and in full force and effect. The Seller, with respect to the Transferred Business, has been duly licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Schedule 3.1(b). The Seller has not been with respect to the Transferred Business, required to be registered, licensed or qualified to do business in any other jurisdiction; provided that the period with respect to which the representation and warranty in this sentence is made, and with respect to which Buyer shall be entitled to rely, shall not extend beyond the Effective Time, and Buyer shall be responsible for making its own determination regarding the jurisdictions in which the Company is to be registered, licensed or qualified to do business after the Effective Time.
          (c) Each of Seller and Landec has the full power, authority and capacity to execute and deliver this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby.
     3.2 Valid and Enforceable Agreement; Non-contravention.
          (a) This Agreement has been duly executed and delivered by Seller and Landec and constitutes a legal, valid and binding obligation of Seller and Landec, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Seller and Landec.

          (b) Except as set forth on Schedule 3.2(b), neither the Company nor Seller is a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or accelerated or increased by the execution, delivery or performance by Seller or Landec of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Schedule 3.2(b) or as specifically indicated on Schedule 3.17(a), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government authority or third party is required in connection with the execution, delivery or performance of this Agreement by Seller or Landec or the consummation by Seller of the transactions contemplated hereby under any agreement to which Seller or Landec is a party. The transactions contemplated hereby will not result in the creation of any Lien against any part of the Transferred Business.
     3.3 Capitalization and Ownership.
          (a) The authorized capital stock of the Company and the names, addresses and holdings of the record holders thereof are set forth on Schedule 3.3(a). Seller is the sole owner of the Shares, whether of record or beneficially, and the Shares constitute the only issued and outstanding capital stock of the Company. Upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, the Shares shall be transferred free and clear of all Liens at Closing. All of the Shares were duly authorized and validly issued and are fully paid and non-assessable without restriction on the right of transfer thereof. Except for Buyer’s rights pursuant to this Agreement, (i) there are no issued and outstanding (A) securities of the Company other than the Shares or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company, and (ii) neither the Company nor Seller is subject to any obligation to issue, acquire or retire any securities of the Company.
          (b) The Company does not have any subsidiaries or otherwise own, directly or indirectly, any capital stock or other equity interest in any Person.
     3.4 Financial Statements; Credit Agreement.
          (a) True and complete copies of
          (i) (x) the audited consolidated balance sheets of Landec and its affiliates as of May 28, 2006, (y) the related statements of income and loss for the 12- month period then ended, and (z) together, as to all the foregoing, with any notes or schedules thereto (together, the “Landec Financial Statements”), and
          (ii) (x) the unaudited balance sheet of the Transferred Business as of May 28, 2006, a copy of which is attached hereto as Schedule 3.4 (the “May Balance Sheet”), and (y) the related statement of income and loss for the fiscal year then ended, and (z) the unaudited balance sheet of the Transferred Business as of October 22, 2006, and the related statement of income and loss for the five-month period then ended (collectively, the “Transferred Business Financial Statements” and, together with the Landec Financial Statements, the “Financial Statements”),
have been delivered to Buyer. All such Financial Statements (x) were derived from the books and records of Landec and (y) have been prepared in conformity with GAAP and present fairly in all material respects the financial position and results of operations of Landec and of the Transferred Business, as applicable, at the dates and for the periods indicated, except that the Transferred Business Financial Statements do not include notes and related disclosures required by GAAP or statements of cash flows.
          (b) Amounts which will remain outstanding as of the Closing Date under the Credit Agreement dated as of June 5, 2000, as previously amended by the First through Sixth Amendments to such agreement, and as amended or replaced by the Business Loan Agreement dated as of August 29, 2006 (collectively, the “Credit Agreement”), between Seller and Old National Bank, represent advances which have been applied in the Ordinary Course to payment of operating expenses of Seller incurred during the period from May 29, 2006 to the Closing Date, except for an advance in the amount of $1,000,000, details of which have been provided by Landec to Buyer. A prepayment of principal under the Credit Agreement will be made by Landec, out of funds unrelated to the operations of the Transferred Business, between the date of the Interim Balance Sheet and the Closing Date, in the amount of $500,000, and any excess cash of Landec or Seller generated by the Transferred Business during the period from May 29 to the Closing Date will be applied in payment of amounts outstanding under the Credit Agreement. The principal amount outstanding under the Credit Agreement as of the Closing Date will not exceed $10,000,000.
     3.5 Subsequent Events. Since October 22, 2006, except as set forth on Schedule 3.5 and except as contemplated in this Agreement, there has been no:
          (a) Material change or event relating to the business or condition (financial or otherwise), operations, results of operations, assets or prospects of the Transferred Business;
          (b) change in the relationship with any supplier, customer, distributor, lessor, licensor, licensee or other third party which is material to the Transferred Business;
          (c) declaration, setting aside, or payment of any dividend or any distribution with respect to any securities of the Company;
          (d) transfer of any cash or material assets relating to the Transferred Business from Seller to Landec;
          (e) increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, director, officer, or agent of the Transferred Business, or any benefits granted under any Plan with or for the benefit of any such employee, shareholder, director, officer, or agent, other than in the Ordinary Course;
          (f) transaction entered into or carried out by the Company or Seller in connection with the Transferred Business or any Transferred Assets or securities of the Company other than in the Ordinary Course, or any agreement to sell or dispose of any material Transferred Assets;
          (g) loan or advance by the Seller with respect to the Transferred Business, or by the Company, to any third party except for advances not in excess of $5,000 made in the Ordinary Course to its employees;

          (h) change made with respect to the Transferred Business or the Company in their respective Tax or financial accounting or any Tax election; or
          (i) commitment or agreement by Seller or the Company to do any of the foregoing items 3.5(a) through 3.5(h) (or Landec with respect to Section 3.5(h)).
     3.6 Undisclosed Liabilities. The Company and the Transferred Business do not have any Liabilities whatsoever, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no basis for any claim against the Company for any such Liability, except for the Transferred Liabilities.
     3.7 Taxes. Except as set forth on Schedule 3.7:
          (a) Each of Seller and the Company has filed on a timely basis all Tax Returns required to be filed prior to the date hereof, and such Tax Returns are true, correct and complete in all respects. Without limiting the foregoing, none of these Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state or local Tax Law). Each of Seller and the Company has not entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, and it has properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.
          (b) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
          (c) All Taxes due and owing by each of Seller and the Company (whether or not reflected on any Tax Return) have been timely and fully paid and there are no grounds for the assertion or assessment of additional Taxes against the Company or its assets.
          (d) Each of Seller and the Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
          (e) There are no Liens for Taxes, other than Permitted Liens, upon any Transferred Assets.
          (f) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.
          (g) The Company has never been an “S corporation” within the meaning of Section 1361(a)(1) of the Code or a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.
          (h) The Company is not a party to or a partner in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal Income Tax purposes.

          (i) No Government Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller, Landec or, with respect to the Transferred Business, the Company.
          (j) None of Landec, Seller or, with respect to the Transferred Business, the Company have received from any Government Tax authority any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Seller, Landec or, with respect to the Transferred Business, the Company.
          (k) None of Landec, Seller or, with respect to the Transferred Business, the Company has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (l) True, correct and complete copies of all Income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to Seller, Landec and, with respect to the Transferred Business, the Company for any of the last three years with the IRS (or any other taxing authority) have been made available to Buyer.
          (m) The Company is not a party to any Contract, arrangement or Plan that has resulted or would result in a payment that would not be fully deductible as a result of Section 162(m) of the Code (determined without regard to whether the Company is a publicly held corporation within the meaning of Section 162(m)(2) of the Code) or Section 280G of the Code (determined without regard to the reasonableness of any such compensation) or any provision of Law similar to either such provision.
          (n) None of the Transferred Assets is property that the Company is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
          (o) None of the Transferred Assets has been financed with or directly or indirectly secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code. The Company is not a borrower or guarantor of any outstanding industrial revenue bonds, and the Company is not a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.
          (p) None of the Transferred Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (q) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing

Date except to the extent of the amount of deferred revenue constituting a part of the Transferred Liabilities.
          (r) The Company is, and has been since the date of its initial issuance of capital stock, a member of the affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law) of which Landec is the common parent and the Company will be a member of such affiliated group through and including the Closing Date. Except for its liability for Taxes of the members of such affiliated group as and to the extent provided in Treasury Regulation Section 1.1502-6 (or similar provision of state or local Law), the Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local Law) as a transferee or successor, by Contract or otherwise.
          (s) Landec is eligible to make an election under Section 338(h)(10) of the Code (or any comparable election under state, local or foreign tax law) with respect to the Company.
          (t) Neither the Company nor its subsidiaries, if any, have constituted a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
          (u) Neither the operation of the Business nor the ownership of the Transferred Assets creates nexus for state Tax purposes in any jurisdiction other than Indiana; provided that the period with respect to which the representation and warranty in this Subsection (u) is made, and with respect to which Buyer shall be entitled to rely, shall not extend beyond the Effective Time, and Buyer shall be responsible for making its own determination regarding such nexus for all periods after the Effective Time.
     3.8 Accounts Receivable. Set forth on Schedule 3.8 is a true and complete list of all accounts receivable of the Transferred Business as of October 22, 2006. As used in this Agreement, “Accounts Receivable” means such accounts receivable and any other accounts receivable relating to the Transferred Business arising during the period from October 23, 2006 to the Closing Date. The open orders relating to the Transferred Business will become (i) Accounts Receivable upon shipment prior to the Effective Time, and (ii) additional accounts receivable of the Company upon shipment after the Effective Time. The Accounts Receivable are valid, genuine and existing and arose from bona fide sales of products or services actually made in the Ordinary Course. Except as set forth on Schedule 3.8, the Accounts Receivable are and will be current and fully collectible, net of the amount of reserves shown in respect of receivables on the Interim Balance Sheet.
     3.9 Inventories. The inventory included in the Transferred Assets as of the Closing Date will comply with the generally applicable industry germination standards, and with the Seller’s historic germination standards, will not be physically damaged, and will be in compliance with all applicable Law, whether domestic or foreign, and in conformity with all applicable product registrations and specifications.

     3.10 No Breach of Law, Governing Documents, Licenses or Permits. Except as set forth on Schedule 3.10, (a) neither Seller nor the Company is, in any material respect, in default under or in breach or violation of any Law or the provisions of any permit, franchise or license held by it with respect to the Transferred Business, or any provision of its governing documents; (b) neither the Company nor Seller has received any notice alleging such default, breach or violation; and (c) neither the execution of this Agreement nor the Closing does or will constitute or result in any such default, breach or violation.
     3.11 Litigation. Except as set forth on Schedule 3.11, with respect to the Transferred Business, (a) there is no, and for the previous five years there has not been any, suit, claim, litigation, proceeding, Government or grand jury investigation, or other action (any of the foregoing, an “Action”) pending or, to the Knowledge of Landec, Seller or the Company, threatened, anticipated or contemplated against the Company or involving the Transferred Business, the real or personal property included in the Transferred Assets, or the Company’s or Seller’s shareholders, directors, officers, agents, or other personnel in their capacity as such; (b) Seller and the Company are not nor have been subject to any Order other than Orders of general applicability; and (c) neither Seller nor the Company has been subject to or, to the Knowledge of Landec, Seller or the Company, threatened to be subject to, and there are no grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased, or services performed, by Seller or Landec, with respect to the Transferred Business, or the Company.
     3.12 Owned and Leased Real Property.
          (a) Set forth on Schedule 3.12(a) is a list of the real property owned by the Company (the “Owned Real Property”), together with the legal description of each parcel of Owned Real Property, a description of the title insurance policy or a description of other evidence of title issued with respect thereto and a description of the type of use of each such parcel. Except for Permitted Liens and Liens set forth on Schedule 3.12(a), none of which are substantial in character or amount and none of which detract from the value or interfere with the use of the property in any material way, the Company has good and marketable title to the Owned Real Property, free and clear of all options, rights of first refusal, rights to acquire or occupy, licenses, restrictions, leases, covenants, conditions, easements, agreements, encumbrances, claims, and other Liens of every kind and there exists no restriction on the use or transfer of such property. No shareholder of the Company has any interest in, or any right or obligation to acquire any interest in, the Owned Real Property. The Company does not lease (as the lessor), sublease or permit any third party to occupy or use any Owned Real Property.
          (b) Set forth on Schedule 3.12(b) is a description of each lease pursuant to which the Company is the lessee of any real property (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Company has made available to Buyer a true, correct and complete copy of each lease identified on Schedule 3.12(b). Except as set forth on Schedule 3.12(b), all rentals due under such leases have been paid and there exists no default by the Company or by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or by any other party to such leases, or prevent the Company from exercising and obtaining the benefits of any rights or options contained therein.

Except as set forth on Schedule 3.12(b), the Company has all right, title and interest of the lessee under the terms of each lease pursuant to which the Company is the lessee, free of all Liens other than Permitted Liens, and all such leases are valid and in full force and effect. The Company does not sublease (as sublessor or sublessee) or permit any third party to occupy or use any Leased Real Property.
          (c) There is no proposed, pending or threatened change in any code, ordinance, regulation, standard or zoning classification which would, or may reasonably be expected to have, an adverse effect on any Owned Real Property or, to the Actual Knowledge of Landec, Seller or the Company, any Leased Real Property.
          (d) There is no pending or threatened condemnation proceeding against the Owned Real Property or, to the Actual Knowledge of Landec, Seller or the Company, any Leased Real Property. No part of any improvements on the Owned Real Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Owned Real Property other than Permitted Liens. To the Actual Knowledge of Landec, Seller or the Company, no part of any improvements on the Leased Real Property encroaches upon any property adjacent thereto or upon any easement, nor, to the Actual Knowledge of Landec, Seller or the Company, is there any encroachment or overlap upon the Leased Real Property other than Permitted Liens.
          (e) There has been no cleanup performed on the Owned Real Property which would entitle a third party to a lien for reimbursement of its cleanup costs. To the Actual Knowledge of Landec, Seller and the Company, there has been no cleanup performed on the Leased Real Property which would entitle a third party to a lien for reimbursement of its cleanup costs at any time during which the leases identified on Schedule 3.12(b) have been in effect or at any other times. No part of the Owned Real Property or, to the Actual Knowledge of Landec, Seller or the Company, the Leased Real Property is in a condition which would require a cleanup that could result in such a lien.
     3.13 Personal Property Leases. Set forth on Schedule 3.13 is a description of each lease relating to leased personal property used in the Transferred Business (the “Leased Personal Property”) having annual lease payments in excess of $25,000 and the location of such property. Seller has made available to Buyer a true, correct and complete copy of each lease identified on Schedule 3.13. Except as set forth on Schedule 3.13, all rentals due under such leases have been paid and there exists no default by Seller, with respect to the Transferred Business, by the Company or, to the Knowledge of Landec, Seller or the Company, by any other party to such leases under the terms thereof and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or, to the Knowledge of Landec, Seller or the Company, by any other party to such leases, or prevent the Company from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth on Schedule 3.13, the Company has all right, title and interest of the lessee under the terms of each lease pursuant to which Seller or Landec, with respect to the Transferred Business, or the Company is the lessee, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

     3.14 Title to Assets; Necessary Property.
          (a) Except as set forth on Schedule 3.14(a), (i) the Company has good and marketable title to and is the sole and exclusive owner of all right title and interest in and to all of the real and personal property used by it to conduct the Transferred Business (limited, however, in respect of the Leased Real Property and the Leased Personal Property to only the lessee’s interest upon and subject to the terms and conditions of the leases disclosed on Schedule 3.13 and Schedule 3.12(b)), including in each case all personal property reflected on the Financial Statements or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course), free and clear of all Liens except Permitted Liens; (ii) there exists no condition, restriction or reservation affecting the title to or utility of the Transferred Assets which would prevent the Company or Buyer from utilizing the Transferred Assets after the Closing to the same full extent that Seller might continue to do so if the transactions contemplated hereby did not take place (provided, however, to the extent the representation and warranty in this clause (ii) shall relate to the Leased Real Property, the same shall be made to the Knowledge of Landec, Seller or the Company); and (iii) all of the Transferred Assets are suitable for the purposes for which they are being used and are in good operating condition and repair, subject to ordinary and normal wear and tear, as reasonably required for their use in the operation of the Transferred Business as presently conducted. The foregoing representations and warranties shall not, however, apply to the Intellectual Property, and the only representations and warranties of Seller and Landec regarding the Intellectual Property are set forth in Section 3.19.
          (b) Except for the Excluded Assets, the Transferred Assets constitute all of the property and property rights used in or necessary to operate the Transferred Business in the manner and to the extent conducted by the Seller.
     3.15 Licenses and Permits. Except as set forth on Schedule 3.10 and/or Schedule 3.17(a), Seller, with respect to the Transferred Business, and the Company are in compliance in all material respects with all licenses, permits and other authorizations and approvals required for the conduct of the Transferred Business and upon Closing the Company will have all right and authority to conduct its activities pursuant to such licenses and permits. No such license or permit has been, or, to the Knowledge of Landec, Seller or the Company, is threatened to be, revoked, canceled, suspended or modified.
     3.16 Environmental Matters. Except as set forth on Schedule 3.16:
          (a) The operations of the Transferred Business comply with, and have been in compliance with, all Environmental Laws. Seller, with respect to the Transferred Business, and the Company have, and have had, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for the operation of the Transferred Business, and Seller and the Company are, and have been, in compliance with all terms and conditions thereof. Neither Seller nor the Company, nor any of the properties or operations of the Transferred Business, is subject to any written order from or agreement with any Government authority, nor subject to any proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material. Neither Seller nor the Company nor Landec has received any communication in any form from a Government agency or other third party alleging that the Company, the Transferred Business, or Seller with respect to the Transferred Business, is, or was, not in compliance with any Environmental Law. To the Knowledge of Landec, Seller or the Company, there are no circumstances that may prevent or interfere with compliance by Buyer or the Company with any Environmental Laws or anticipated changes in Environmental Laws applicable to the operations of the Transferred Business after Closing. There are no Hazardous Materials or other conditions or circumstances existing with respect to any property, arising from operations or relating to any Hazardous Material or waste disposal or release, of the Transferred Business that would reasonably be expected to result, either individually or in the aggregate, in a material Environmental Claim. Seller and, with respect to the Transferred Business, the Company do not have any underground storage tanks that are, nor previously had any underground storage tanks that were, not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Materials. There are no asbestos containing materials or PCBs on the Owned Real Property or, to the Knowledge of Landec, Seller or the Company, the Leased Real Property. Seller has made available to Buyer true and accurate copies of all safety and environmental reports and investigations of the current and previous operations of the Transferred Business.
          (b) The Company has not assumed the liability of any other Person, nor has the Company agreed to indemnify any other Person, for claims arising out of the release of Hazardous Materials into the environment or any other claims under Environmental Laws.
          (c) None of the Owned Real Property or, to the Actual Knowledge of Landec, Seller or the Company, the Leased Real Property is located on, adjacent to or adjoining any area that is or may be considered a wetland under the federal Clean Water Act (33 U.S.C. § 1251 et seq.) or any other Environmental Law.
     3.17 Contracts and Commitments.
          (a) Schedule 3.17(a) lists all of the following Contracts, whether written or oral, to which the Company is a party or which relate to the Transferred Business (“Material Contracts”):
          (i) Any Contract providing for the sale of products or the provision of services by Seller (with respect to the Transferred Business) or the Company in excess of $50,000;
          (ii) Any Contract providing for an expenditure by Seller (with respect to the Transferred Business) or the Company in excess of $50,000;
          (iii) any license agreement pursuant to which Seller or the Company, as licensee or licensor, licenses any Transferred Germplasm, any traits included in any Transferred Germplasm, or any other Intellectual Property;
          (iv) Any purchase commitment in excess of the normal requirements of the Transferred Business or at a price in excess of the current reasonable market price at the time of such commitment;

           (v) Any power of attorney granted by Seller, with respect to the Transferred Business, or the Company to any Person;
           (vi) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee or other similar type of agreement;
           (vii) Any arrangement or other agreement (not otherwise required to be listed on Schedule 3.17(a) under any other clause of this Section 3.17(a)) which involves (A) a sharing of profits, (B) future payments of $50,000 or more per annum to other Persons, or (C) any joint venture, partnership or similar Contract or arrangement;
          (viii) Any sales agency, sales representation, consultant, distributorship or franchise agreement that is not terminable by the Company without penalty within 60 days;
          (ix) Any Contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or the sale of a substantial portion of the Company’s or the Seller’s assets;
          (x) Any Contract prohibiting competition, prohibiting the Company from freely engaging in any business anywhere in the world, or prohibiting the disclosure of trade secrets or other confidential or proprietary information;
          (xi) Any Contract or commitment not made in the Ordinary Course; or
          (xii) Any other Contract or commitment which is not cancelable by the Company without penalty on 60 days’ notice or less.
          (b) Neither Seller nor Landec, with respect to the Transferred Business, nor the Company has received any notice of any intention to terminate, repudiate or disclaim any Material Contract.
     3.18 Validity of Contracts. Except as set forth on Schedule 3.18, (a) each of the Material Contracts is a valid, binding and enforceable obligation of the Company and, to the Knowledge of Landec, Seller or the Company, the other parties thereto, in accordance with its terms and conditions; and (b) neither Seller, with respect to the Transferred Business, nor the Company is, and, to the Knowledge of Landec, Seller or the Company, no other party to a Material Contract is, in breach or default under any Material Contract. Seller has delivered to Buyer a true, complete and accurate copy of each Material Contract.
     3.19 Intellectual Property. Schedule 3.19 accurately describes and lists all (i) Intellectual Property owned by the Company (other than unregistered copyrights) and (ii) all licensed Intellectual Property included in the Transferred Assets or material to the Transferred Business (collectively, together with any unregistered copyrights included in the Transferred Assets, the “Transferred IP”). Except as set forth on Schedule 3.19:

          (a) The Company is the sole owner of the Transferred IP identified on such Schedule as owned by it, free and clear of all Liens except Permitted Liens, and all such items are valid, subsisting and enforceable;
          (b) To the Actual Knowledge of Landec, Seller or the Company, the Transferred IP licensed to the Company is valid, subsisting and enforceable;
          (c) The Transferred IP encompasses all proprietary rights necessary for the operation of the Transferred Business as currently conducted;
          (d) Seller, the Company and, to the Actual Knowledge of Landec, Seller or the Company, the owners of the Transferred IP licensed to the Company have taken all customary and reasonable actions to maintain and protect the Transferred IP;
          (e) There has been no claim made or, to the Knowledge of Landec, Seller or the Company, threatened against Seller or the Company asserting the invalidity, misuse or unenforceability of any of the Transferred IP or challenging Seller’s or the Company’s right to use or ownership of any of the Transferred IP, and there are no valid grounds for any such claim or challenge with respect to Transferred IP owned by the Company or, to the Actual Knowledge of Landec, Seller or the Company, with respect to Transferred IP licensed to the Company;
          (f) No loss of any of the Transferred IP is pending or, to the Knowledge of Landec, Seller or the Company, threatened;
          (g) The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish the Company’s rights in and to any of the Transferred IP;
          (h) There exists no restriction on the Company’s use of the Transferred IP, or on the transfer of any rights of the Company in and to any of the Transferred IP, and the Company has the right to use each item of Transferred IP without obligations to third parties other than obligations arising under the terms and provisions of the license agreements disclosed on Schedule 3.17(a) under which any of the Transferred IP is licensed;
          (i) The conduct of the Transferred Business and operations of the Company and the ownership, production, purchase, sale, licensing and use of the Company’s products do not, to the Knowledge of Landec, Seller or the Company in the case of owned Transferred IP (except in respect of the CRM System, as to which such Knowledge qualification shall not apply) or to the Actual Knowledge of Landec, Seller or the Company in the case of Transferred IP licensed to the Company, contravene, conflict with, violate or infringe upon any Intellectual Property of a third party or the terms of any license with respect thereto, and no proprietary information or trade secret has been misappropriated by Seller or the Company from any third party; and
          (j) The Transferred IP and the products of the Transferred Business are not subject to a current claim of infringement, interference or unfair competition or other claim and, to the Knowledge of Landec, Seller or the Company in the case of owned Transferred IP (except in respect of the CRM System, as to which such Knowledge qualification shall not apply) or to the Actual Knowledge of Landec, Seller or the Company in the case of Transferred IP licensed to the Company, the Transferred IP is not being infringed upon or violated by any third party.
     3.20 Germplasm. Schedule 3.20 accurately describes the Germplasm included in the Transferred Assets (the “Transferred Germplasm”). Except as set forth on Schedule 3.20:
          (a) The Company (i) is the sole legal and beneficial owner of and is entitled to use the Transferred Germplasm and all related Intellectual Property rights or (ii) has been granted, by a written agreement, all such rights as may be required in connection with the use by the Company of the Transferred Germplasm;
          (b) Seller and the Company have not used in connection with the Transferred Germplasm any Intellectual Property rights (including Know How) of any third party, other than those rights licensed to Seller or the Company by a written agreement for use in the Transferred Germplasm; and
          (c) The acquisition and use of the Transferred Germplasm by Seller and the Company prior to and as of the Closing Date (i) did not, to the Actual Knowledge of Landec, Seller or the Company, infringe on the Intellectual Property rights of any third party or involve the misappropriation of Know How of any third party; (ii) was not in breach of any confidential, fiduciary, partnership, master-servant or agency relationship arising under Law applicable to Landec, Seller or the Company; (iii) was not in breach of any obligation arising under any Contract to which Seller or the Company is or has been a party; (iv) was not, to the Actual Knowledge of Landec, Seller or the Company, in breach of any obligation arising under any Contract to which neither Seller nor the Company is or has been a party; (v) did not involve any trespass to land or buildings used or occupied by third parties; and (vi) was not and is not otherwise in violation of any Laws.
     3.21 Genetically Modified Organisms.
          (a) Schedule 3.21 sets forth complete details of the procedures performed by or on behalf of Seller or the Company to minimize the possibility of unapproved GMOs existing in any Transferred Germplasm and of assessments made by or on behalf of Seller or the Company as to the effectiveness of such procedures and steps taken to implement such procedures. Seller and the Company have, since the introduction of such procedures, operated in accordance with the terms of such procedures and, other than with respect to ongoing improvements to them, has not deviated from such procedures or failed to implement such procedures in connection with the use by Seller or the Company of any Transferred Germplasm.
          (b) No unapproved GMOs, including any StarLink presence, exist or have existed in any of the seed currently being sold, or which has been sold, commercially by Seller or the Company; provided that the representation in this paragraph shall not be applicable to any seed purchased by the Seller or the Company from the Buyer or its Affiliates.
     3.22 Insurance. Seller and the Company have at all times maintained insurance as required by Law or under any Contract relating to the Transferred Business, including general comprehensive liability, unemployment and workers’ compensation coverage. Schedule 3.22 accurately describes the insurance (other than pursuant to a Plan) maintained by Seller and the

Company with respect to the Transferred Business. Such policies evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies are in full force and effect, and neither Seller nor the Company is in default with respect to any of its obligations under any of such insurance policies.
     3.23 Employees, Officers, Directors and Consultants.
          (a) A true, correct and complete list of each current employee of the Transferred Business and position held is set forth on Schedule 3.23(a). A true, correct and complete schedule of the following information for each such employee, including each employee on leave of absence or layoff status, has been delivered to Buyer: name, job title, current compensation paid or payable, any change in compensation not yet effective, and vacation accrued.
          (b) Schedule 3.23(b) lists: (i) all current directors of the Company, (ii) all current officers (with office held) of the Company, and (iii) all current paid consultants to the Company.
          (c) Except as set forth on Schedule 3.23(c), the Company does not have any benefits responsibility or other continuing or contingent obligation to any retirees or terminated employees of the Transferred Business.
          (d) The Company is not indebted to any shareholder, director, officer, employee or agent of the Company, except for amounts due as normal salaries, wages, employee benefits and bonuses, and in reimbursement of ordinary expenses on a current basis to employees.
          (e) No officer, director, employee or consultant of the Company is indebted to the Company except for advances for ordinary business expenses on a basis consistent with past practices.
          (f) All payments to agents, consultants and others performing services for or in connection with the Transferred Business made by Seller or the Company have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal payments.
          (g) Except as set forth on Schedule 3.23(g), no former or current employee or current or former officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer or director and any other Person that in any way adversely affected, affects or may affect (i) the performance of his or her duties as an employee, officer or director of the Company, or (ii) the ability of the Company or Buyer to conduct the Transferred Business. To the Knowledge of Landec, Seller or the Company, no director, officer or other current and active employee of the Company intends to terminate his or her employment with the Company.

     3.24 Bank Accounts of the Company. Set forth on Schedule 3.24 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereof.
     3.25 Transactions with Related Persons; Affiliates.
          (a) The Company does not have any entity Affiliates other than Seller and its Affiliates.
          (b) The Company does not have any Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, the Seller, or any Affiliate of the Company or of Seller.
          (c) Except for (i) an ongoing business relationship between the Retained Business and the Company and (ii) any employment relationship with the Company, neither Seller nor, to the Knowledge of Landec, Seller or the Company, any immediate family members of any director, officer or individual-Affiliate of the Company, will have any on-going business relationship with or other financial interest in the Transferred Business following the Closing, whether direct or indirect.
     3.26 Labor Matters. Except as set forth on Schedule 3.26:
          (a) The Company is not a party to or bound by any collective bargaining, union representation or similar agreement or arrangement, and no collective bargaining agreement is currently being negotiated nor is any organizing effort currently being made with respect to the employees of the Company;
          (b) There is no controversy existing, pending or, to the Knowledge of Landec, Seller or the Company, threatened with any association or union or collective bargaining representative of the employees of the Company;
          (c) The Company is not engaging and Seller and the Company have not engaged in any unfair labor practice and there is no charge or complaint relating to unfair labor practices pending against Seller or the Company, nor is there any labor strike, work stoppage, slowdown, material grievance or other labor dispute pending or, to the Knowledge of Landec, Seller or the Company, threatened against Seller or the Company;
          (d) No right of representation exists respecting the employees of the Company; and
          (e) There is no contract of service in force between the Company and any director, officer or employee of the Company or the Transferred Business which is not terminable by the Company without compensation on not more than three months’ notice given at any time or which provides for compensation specifically in connection with the transactions contemplated by this Agreement. There are no consultancy or management services agreements in existence between the Company and any other Person.

     3.27 Employee Benefit Matters.
          (a) Plans. Except for the Plans set forth on Schedule 3.27(a) (the “Company Plans”), the Company neither is nor has been a party to or otherwise has any Liability with respect to any Plan.
          (b) Disclosure. To the extent applicable with respect to each Company Plan, true, correct and complete copies of the most recent documents described below have been delivered or made available to Buyer: (i) IRS determination letter and any outstanding request for a determination letter; (ii) Form 5500 for the three most recent plan years; (iii) all plan documents and amendments and any written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of material modifications; and (v) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts an other funding instruments.
          (c) Prohibited Transactions and Qualified Status. With respect to each Company Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 have occurred. Each Company Plan (and its related trust) that is intended to qualify under Code Section 401(a) and to be tax-exempt under Code Section 501(a), if any, is so qualified under and has been determined by the IRS to qualify thereunder for all applicable requirements and nothing has since occurred to cause the loss of the Plan’s qualification. Each Company Plan and related funding instrument complies with and has been administered, operated and maintained in compliance with its terms and applicable law, and neither the Seller, Landec nor the Company has any liability under any applicable law with respect to a Company Plan. Each such Company Plan that is intended to qualify under Code Section 401(a) is set forth on Schedule 3.27(c).
          (d) Claims/Liability. There is no pending or, to the Knowledge of Landec, Seller, or the Company, threatened Action involving any Company Plan and no facts exist that would give rise thereto, other than routine claims for benefits. Neither the Company nor any of its directors, officers, employees or any plan fiduciary has any Liability for failure to comply with ERISA, HIPAA, COBRA or the Code. The Company has no Liability by virtue of its being a member of a controlled group with a Person who has Liability under the Code or ERISA. All contributions and insurance premiums, including premiums to the PBGC, due on or prior to Closing have been paid in full with respect to each applicable Plan, and the Company has no Liability in connection with any such contributions or premiums due on or prior to Closing or by virtue of being a member of a controlled group with a person who has any such Liability.
          (e) Title IV Pension Plans. Neither Seller nor Landec nor the Company has made or been required to make any contributions to, nor may have any liability with respect to, any Pension Plan which is subject to the provisions of Title IV of ERISA. On and after the Closing Date, neither Buyer nor the Company shall have any obligation to provide any particular employee benefit plan as a result of any Company Plan or action taken by Landec, Seller or the Company prior to Closing. Seller and Landec, with respect to the Transferred Business, the Company have never contributed to nor had any Liability with respect to a multiple employer plan, and the Company would not become subject to any Liability if any multiple employer plan were to terminate or the Company were to withdraw from any multiple employer plan as of the

Closing Date. Neither Seller nor Landec nor the Company nor any Affiliate of Seller, Landec or the Company has ever made any contributions to any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)).
          (f) Severance Plans. The consummation of the transaction contemplated by this Agreement will not (i) entitle any current or former employee of the Transferred Business to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Company, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.
          (g) Terminated Plans. Any action taken by Seller, Landec or the Company to terminate (in part or in whole) any employee benefit plans, as defined in ERISA Section 3(3) has been carried out in all material respects in accordance with all provisions of applicable Law, including without limitation all applicable provisions of ERISA and the Code. The Company has no liability with respect to any terminated employee benefit plan as defined in ERISA Section 3(3).
          (h) Retiree Welfare. The Company has no Liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than under Laws requiring the continuation of medical benefits, including COBRA or any applicable state Law.
     3.28 Books and Records. True, correct and complete copies of the books of account, stock record books, minute books, bank account records, and other corporate records of Seller (and Landec with respect to any such Tax records), to the extent relating to the Transferred Business, and of the Company in existence on the date hereof have been made available to Buyer and such books and records have been maintained in accordance with good business practices. The minute books of Seller, to the extent relating to the Transferred Business, and the Company contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors, of each, to the extent relating to the Transferred Business, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes or written consents have not been prepared and are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company and delivered to Buyer.
     3.29 Brokers, Finders. No finder, broker, agent or other intermediary, acting on behalf of the Company, the Seller or Landec, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
     3.30 Disclosure. No representation or warranty by Seller or Landec in this Agreement, or any Exhibit or Schedule referred to herein or in any agreement to be delivered hereunder, and no statement, certificate or other information furnished to Buyer by or on behalf of Seller or Landec pursuant hereto or thereto, to the Knowledge of the Seller or Landec (or Actual Knowledge of Seller or Landec in the case of each representation or warranty qualified by Actual Knowledge), contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which the statements were made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.
     4.1 Corporate Existence and Power.
          (a) Buyer is a corporation, validly existing and in good standing under the Laws of the State of Delaware.
          (b) Buyer has the corporate power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
          (c) Buyer is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated by the execution or delivery by Buyer of this Agreement or the performance by Buyer of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein, no waiver or consent of any third person or Government authority is required for the execution by Buyer of this Agreement, or the consummation by Buyer of the transactions contemplated hereby.
     4.2 Valid and Enforceable Agreement; Authorization; Non-Contravention. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer.
     4.3 Compliance with Securities Law. Buyer is acquiring the Shares for investment and not with a view to distribution thereof, and will not sell, offer for sale, pledge, transfer or otherwise dispose of the Shares or any interest therein except in compliance with the Securities Act of 1933, as amended, and any other applicable federal and state securities Laws.
     4.4 Brokers, Finders. Except as set forth on Schedule 4.4, no finder, broker, agent or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Buyer will be solely responsible for payment of any commission, fee or other compensation earned by any such finder, broker, agent or other intermediary of Buyer.

ARTICLE 5
ADDITIONAL COVENANTS OF THE PARTIES
     5.1 Covenant Not to Compete.
          (a) Non-Compete. Seller and Landec acknowledge and agree that the reputation and goodwill associated with the Transferred Business are an integral part of the success of the Transferred Business throughout the United States and Canada (the “Territory”). Seller and Landec further acknowledge that if either of them deprive Buyer of the goodwill of the Transferred Business or in any manner utilizes the reputation and goodwill of the Transferred Business in competition with Buyer, Buyer will be deprived of the benefits it has paid for pursuant to this Agreement. Accordingly, as an inducement for Buyer to enter into this Agreement, Seller and Landec agree that for a period ending five (5) years after the Closing Date (the “Non-competition Period”), except for the benefit of Buyer as contemplated by other agreement entered into in connection herewith, Seller and Landec shall not, without Buyer’s prior written consent, directly or indirectly, own, manage, operate, assist, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any business in the Territory that, directly or indirectly, competes with the Transferred Business in relation to any row crops(excluding vegetables) as conducted immediately prior to the Closing. In addition, during the Non-competition Period neither Seller nor Landec shall have an equity interest in any such Person other than as a 5% or less shareholder of a public corporation. In the event the agreement in this Section 5.1 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
          (b) No Solicitation. During the Non-competition Period, neither Seller nor Landec shall, without the prior written consent of Buyer, (i) directly or indirectly solicit any Person that is a customer of the Transferred Business to become a customer of any other Person for products or services the same as, or competitive with, the products and services of the Transferred Business as of the Closing Date, or products or services in any stage of development by the Transferred Business as of the Closing Date or (ii) directly or indirectly solicit any Person that currently is or at any time during the Non-competition Period shall be an employee, agent or consultant of or to the Transferred Business to leave the Transferred Business.
          (c) Confidential Information. Seller and Landec acknowledge that the Confidential Information relating to the Transferred Business is valuable and proprietary to the Transferred Business and agree not to, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information without the prior written consent of Buyer, unless, in the opinion of its counsel, it is legally compelled or required to make such disclosure; provided, that, in the event it is so compelled or required to make such disclosure, it will provide the Buyer with prompt written notice thereof, and cooperate with Buyer, so that the parties may seek a protective order, confidentiality treatment or other appropriate remedy to prevent or limit such disclosure. If such protective order or other remedy is not obtained, Seller or Landec shall furnish only that portion of the Confidential Information or such other information that it is advised by counsel is legally required to be disclosed. For purposes of this Agreement, the term “Confidential Information” means Intellectual Property and other information not publicly available or generally available to the industry, which relates to specific matters concerning the Transferred Business.
          (d) Remedies. Seller and Landec acknowledge that a breach of the covenants contained in this Section 5.1 would be likely to cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller and Landec agree that if any Person breaches the covenants contained in this Section 5.1, in addition to any other remedy that may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security.
          (e) Retained Business. For the avoidance of doubt, the ownership, management, operation or control by Seller or Landec of the Intellicoat® Seed Coatings business as currently conducted by Seller shall not constitute a violation of the restrictive covenants in this Section 5.1.
     5.2 Taxes.
          (a) All transfer, documentary, sales and other such Taxes, whether imposed on Buyer, Seller, Landec or the Company, incurred in connection with consummation of the transactions contemplated by this Agreement, shall be borne by Landec when due, and Landec will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Landec shall remain liable for any Income Taxes imposed on Landec, the Seller and/or the Company as a result of the transactions contemplated by this Agreement, or the transactions carried out by Seller in contemplation of this Agreement.
          (b) Landec shall prepare or cause to be prepared, and file or cause to be filed, all Income Tax Returns of the Company for any taxable year or period ending on or before the Closing Date (“Pre-Closing Periods”). Such Income Tax Returns will be prepared in a manner consistent with prior Income Tax Returns of Seller, Landec and the Company to the extent permitted by applicable Law. Landec shall permit Buyer to review and comment on such Income Tax Returns prior to filing. All other Tax Returns which include any Pre-Closing Period shall be prepared by Buyer. All Taxes payable with respect to Pre-Closing Periods shall be borne by Landec and promptly remitted to Buyer.
          (c) Buyer, Seller and Landec shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer, Seller and Landec shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.2. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Article 6 of this Agreement.
          (d) At Closing, Buyer and Landec shall join in making an election under Section 338(h)(10) of the Code (and any corresponding election under state and local Tax Law) with respect to the purchase and sale of the Shares (a “338(h)(10) Election”). The Parties will timely file such forms with the IRS and state and local Taxing authority as may be required with their respective Tax Returns for the periods that include the Closing Date and otherwise to make effective the 338(h)(10) Election. The Parties shall allocate the Purchase Price to the Shares. Following Closing, Buyer shall submit an allocation of the Aggregate Consideration among the assets of the Company on IRS Form 8883 (such allocation having been prepared in accordance with Section 1060 of the Code and Section 338 of the Code) to Seller for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. The term “Aggregate Consideration” means the sum of the Purchase Price, the liabilities of the Company and all other items required for federal income tax purposes to be included in the amount realized pursuant to the 338(h)(10) Election. The Parties shall report the transactions consummated pursuant to this Agreement in a manner consistent with such allocation on all Tax Returns. Each Party agrees that it will (i) be bound by this allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with this allocation, (iii) timely file a copy of the attached IRS Form 8883 with its appropriate federal and other Tax Return, and (iv) not take a position for Tax purposes that is inconsistent with such allocation on any applicable Tax Return or in any proceeding before any governmental authority except with the prior written consent of the other Party. In the event that the allocation is disputed by any Governmental authority, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will consult in good faith how to resolve such dispute in a manner consistent with the allocation.
          (e) Prior to Closing, all intercompany balances due to or from the Company on the one hand, and Seller, Landec or any Affiliate of either of them on the other hand, shall have been cancelled or otherwise satisfied.
     5.3 Employee Matters.
          (a) As of the Effective Time, all employees of the Transferred Business listed on Schedule 3.23(a) shall be deemed to be employees of the Company and, as among the Company, Seller and the Buyer, shall no longer be deemed to be employees of Seller, except for any such employees who may elect not to accept employment with the Company.
          (b) For a period of two (2) years following the Closing Date, Buyer shall not, and shall not permit any Affiliate to, reduce the base salary of any current employee of the Transferred Business who remains employed by the Company during such two year period.
          (c) Prior to Closing, Seller shall cause the Company to cease to be a participating employer under, and to terminate its sponsorship of, each Company Plan. Any such action shall be carried out in all material respects in accordance with all provisions of applicable Law, including without limitation all applicable provisions of ERISA and the Code. In the event of a termination of sponsorship of any Company Plan results in a Company Plan termination,

Seller shall file the final annual report and submit an application to the IRS for a favorable determination letter, if applicable. Neither Buyer nor the Company shall be responsible for any liability associated with or arising from, directly or indirectly, any Company Plan or the Company’s withdrawal from or termination of any Company Plan, and Seller shall retain any such liability; provided, however, that (i) (A) Seller shall be entitled to fund its payment of liabilities under its paid-time-off Company Plan accrued as of the Effective Time in respect of employees of the Transferred Business with an advance drawn prior to the Effective Time under the Credit Agreement, and (B) such advance shall constitute a Transferred Liability for which Company shall be responsible after the Effective Time; and (ii) the Company will be responsible for the obligations arising during or attributable to any period after the Effective Time under the employment agreements listed on Schedule 3.26.
          (d) With respect to each employee of the Transferred Business who (i) participates in Landec’s 401(k) Plan, (ii) continues to be employed by the Company immediately after Closing, and (iii) elects to have his or her account balance in Landec’s 401(k) Plan directly rolled over to Buyer’s 401(k) Plan, Buyer agrees to cause such 401(k) Plan to accept a direct rollover of the employee’s account balance. In no event shall Buyer’s 401(k) Plan be required to accept any outstanding loans under Landec’s 401(k) Plan. “Buyer’s 401(k) Plan” shall mean any 401(k) plan of an affiliate of Buyer in which such employees of the Transferred Business are eligible to participate.
          (e) Neither Buyer nor the Company shall have any liability with respect to any Plan set forth on Schedule 3.27(a) except as and to the extent provided in clauses (i) and (ii) of the last sentence of Section 5.3(c). Seller shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, for any employee of Seller or the Company or qualified beneficiary under a Seller, Landec or Company health plan (i) who, prior to the Effective Time, is receiving, or is entitled to receive, COBRA benefits or (ii) who loses health coverage in connection with the transactions contemplated in this Agreement.
          (f) Except as and to the extent provided in clause (i) of the last sentence of Section 5.3(c), neither Buyer nor Company shall be responsible for any liabilities or obligations to current or former employees of the Seller, Landec or the Transferred Business that arise during or are attributable to any period prior to the Effective Time, including the COBRA and severance obligations set forth on Schedules 3.23(c).
     5.4 Books and Records. From and after the Closing, Buyer shall provide Seller and its representatives and Seller (and Landec with respect to any Tax books and records) shall provide Buyer and its representatives with reasonable access, for any reasonable purpose, during normal business hours, to all relevant books and records in their respective possession related to the Transferred Business pertaining to the period prior to the Effective Time. Buyer and Seller (and Landec with respect to any Tax books and records) shall maintain such books and records in accordance with their respective record retention policies.
     5.5 Public Announcements. No press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior approval of Seller and Buyer (which approval shall not be unreasonably withheld), except as required by the rules of the New York Stock Exchange, NASDAQ or applicable Law.
     5.6 Financial and IT Services During Transition. During a transition period of no more than six (6) months after the Closing Date (the “Transition Period”), Buyer will cause the Company to provide, from the Company’s headquarters in Monticello, Indiana, all of the financial and accounting services and information technology support required for Seller to continue to operate the Retained Business as it has in the past, at no cost to Seller. In addition, during the Transition Period, Landec will provide, from Landec’s operating facilities in Menlo Park, California, all of the general ledger requirements for the Company to operate the Transferred Business as it has been operated in the past, at no cost to the Company. Landec and Buyer will work together to develop financial and information technology systems for Seller and accounting systems for the Company to be implemented after the Transition Period.
     5.7 Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including Contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement, to put Buyer or the Company in actual possession and operating control of all Transferred Assets, including the transfer of any assets of Seller principally related to the seed marketing and sales business and operations of the Company and to permit Buyer or the Company to exercise all rights and to perform all obligations with respect to all Transferred Assets.
     5.8 Waiver. Effective upon the Closing, Seller hereby irrevocably waives, releases and discharges Buyer, the Company and any of their respective Affiliates from any and all liabilities and obligations to each of them of any kind or nature whatsoever, in its capacity as a direct or indirect shareholder, manager, member, officer or director of the Company, as applicable, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by Buyer in connection herewith) or otherwise at law or equity, and Seller agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of Buyer, the Company or any of their respective Affiliates; provided, that the waivers contained in this Section 5.8 shall not apply to (i) claims against Buyer asserted pursuant to this Agreement or (ii) any claims for which the facts or circumstances giving rise to such claim first arise following Closing.
     5.9 Termination of Insurance Policies. Seller shall be entitled to terminate, effective as of the Effective Time, all coverage applicable to the Transferred Business and the Company under the insurance policies listed on Schedule 3.22.
     5.10 Collections of Receivables; Bank Accounts. The Seller will promptly remit to the Company, under arrangements reasonably satisfactory to the Company, any payments received by the Seller or its Affiliates following the Closing which represent payments on accounts receivable relating to the Transferred Business. In addition, following a reasonable period sufficient to allow for the payment of any unpaid checks which are outstanding as of the Closing Date, the Seller will transfer to the Company any funds then remaining in the bank accounts previously maintained by the Company relating to the Transferred Business, and will not issue any additional checks or otherwise make any withdrawals from such accounts following the Closing.
ARTICLE 6
INDEMNIFICATION
     6.1 Survival of Representations and Warranties and Covenants. All of the representations, warranties, covenants and agreements made by any Party in this Agreement or in any certificates or documents delivered hereunder shall survive the Closing; provided, however, that the period of survival shall (i) with respect to the representations and warranties in Section 3.3 (Capitalization and Ownership – Company), continue indefinitely; (ii) with respect to the representations and warranties in Section 3.7 (Taxes), end thirty (30) days after expiration of the statutory limitation period applicable to the Tax; (iii) with respect to the representations and warranties in Section 3.16 (Environmental Matters), end five (5) years following the Closing Date; (iv) with respect to all other representations and warranties, end eighteen (18) months after the Closing Date; and (v) with respect to covenants and agreements, continue in accordance with their respective terms (in each case, the “Survival Period”). No claim for breach of any representation, warranty, covenant or agreement may be brought under this Agreement or any other document executed and delivered pursuant to or in connection with this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the expiration of the 30-day period following the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim will survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.
     6.2 Indemnification by Seller and Landec. Subject to the terms and conditions of this Article 6, from and after Closing, Seller and Landec shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates (including, from and after the Closing, the Company and its Affiliates) and the employee benefit plans, shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Persons”), from and against, and Seller and Landec waive any claim for contribution or indemnity against the Company and its Affiliates with respect to, any and all claims, losses, monetary damages, obligations, liabilities, fines, fees, penalties, expenses or costs, plus reasonable attorneys’ fees and expenses, court costs and expert witness fees and expenses, incurred in connection therewith and/or in connection with the enforcement of this Agreement (collectively, “Losses”) incurred or to be incurred by any of them resulting from or arising out of or in connection with:
          (a) the breach of any agreement, covenant, representation, warranty, or other obligation of Seller or Landec made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto or in connection with the Closing;
          (b) any Liability of the Company or its Affiliates with respect to Taxes claimed or assessed against any of them (i) for any taxable period resulting from a breach of any of the representations or warranties contained in Section 3.7, breach of the covenants set forth in Section 5.2 or from this transaction (including without limitation Taxes on the taxable gain, if any recognized by the Company as a result of the 338(h)(10) Election and the transactions contemplated by this Agreement); and (ii) that relate to a taxable period (or portion thereof) ending on or before the Closing Date, whether or not the Tax Returns with respect to such periods have been filed on or before the Closing Date;
          (c) the Retained Business, the Excluded Liabilities and the Excluded Assets; and
          (d) any Losses asserted against Company or Buyer by a third party to any Contract constituting part of the Transferred Assets to the extent based on the transfer of such Contract from Seller to Company without obtaining a required consent or approval of such third party; provided, however, that neither Landec nor Seller shall have any liability or obligation under this Section 6.2 or otherwise to the Company or Buyer for any other Losses incurred by the Company or the Buyer arising from, relating to or in connection with any such transfer without a required consent, including, without limitation, (i) any Losses resulting from a diminution in business or customers due to the inability to sell product containing Intellectual Property licensed under any such Contract, (ii) any Losses resulting from a requirement to destroy, return to the licensor or otherwise cease selling inventory now or in the future on hand or in production containing Intellectual Property licensed under any such Contract, or (iii) any costs or expenses incurred by the Company or the Buyer to acquire, produce, license or create a market for replacement products or inventory.
     6.3 Indemnification by Buyer. Subject to the terms and conditions of this Article 6, Buyer shall indemnify and hold harmless Seller and Landec its Affiliates and the employee benefit plans, shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Seller Indemnified Persons”) from and against any and all Losses incurred or to be incurred by any of them, resulting from or arising out of or in connection with (i) the breach of any agreement, covenant, representation, warranty, or other obligation of Buyer made or incurred under this Agreement or any document delivered pursuant hereto or in connection with the Closing; or (ii) the operation of the Transferred Business after Closing, including any failure of the Company to pay, perform or discharge when due all Transferred Liabilities.
     6.4 Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Seller or Landec seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice (if given prior to expiration of the applicable notice period provided herein) unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. Subject to the terms of this Agreement, the Indemnifying Party shall pay the amount of any valid claim not more than ten (10) days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

     6.5 Right to Contest Claims of Third Persons.
          (a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, defend, contest or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and, subject to Section 6.6, to discharge any cost or expense arising out of such investigation, contest or settlement and provided that any settlement shall include an unconditional release of such claim against the Indemnified Party.
          (b) The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, as determined by the Indemnifying Party’s legal counsel in accordance with applicable law, in which case such representation shall be at the expense of the Indemnifying Party.
          (c) Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Landec shall settle a Third Person Claim with respect to Taxes for a taxable period (or portion thereof) that ends on or before the Closing Date without the prior written consent of Buyer (not to be unreasonably withheld) if such settlement would result in an increase in the Tax liability of the Company or Buyer for any taxable period (or portion thereof) that ends after the Closing Date.
          (d) Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within twenty (20) days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (i) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (ii) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

     6.6 Limitations on Indemnity.
          (a) Notwithstanding anything contained herein to the contrary, but subject to Section 6.6(b), the collective obligation of Seller and Landec under this Article 6 to indemnify or reimburse Buyer Indemnified Persons for any claims for Losses (each, an “Indemnity Claim”) shall be subject to the following limitations:
          (i) Seller and Landec shall have no obligation with respect to any Indemnity Claim (or series of related Indemnity Claims) unless the Indemnity Claim (or series of related Indemnity Claims) is for Losses exceeding $10,000 (each, a “Covered Claim”).
          (ii) Seller and Landec shall have no obligation with respect to any Indemnity Claims until the total amount of the Indemnity Claims reaches $500,000 (the “Basket”). If the Basket is exceeded, then the Buyer Indemnified Persons shall be entitled to receive the entire amount of the Covered Claims, including the first $500,000.
          (iii) The maximum aggregate obligation of Seller and Landec with respect to all Covered Claims resulting from or arising from a breach of the representations or warranties under Sections 3.4(b), 3.8 or 3.9 shall not exceed $1,500,000.
          (iv) The maximum aggregate obligation of Seller and Landec with respect to all Covered Claims shall not exceed $20,000,000 (the “Cap”).
          (b) Notwithstanding the foregoing in subsection (a) to the contrary,
          (i) neither the Basket nor the Cap shall apply to Losses (A) resulting from or arising from a breach under Section 5.1 (Covenant Not to Compete) or (B) which are indemnifiable pursuant to Section 6.2(b) or 6.2(c);
          (ii) the Cap shall not apply to Losses resulting from or arising from a breach of the representations or warranties in Section 3.3 (Capitalization and Ownership – Company); and
          (iii) no Losses referred to in this subsection (b) shall be counted for purposes of determining whether the Cap has been met.
     6.7 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.
     6.8 Exclusive Monetary Remedy. Except in the case of a claim based on fraud, the right to indemnification or reimbursement upon and subject to the terms, limitations and conditions of this Agreement shall be the exclusive remedy for monetary damages of any Party and its shareholders, members, directors, officers, employees and agents for any Losses arising under or in connection with this Agreement, any other document executed and delivered pursuant to this Agreement, or otherwise in connection with or relating to the transactions under this Agreement.
ARTICLE 7
MISCELLANEOUS PROVISIONS
     7.1 Notice.
          (a) All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when received by facsimile, receipt confirmed, (iii) on the next Business Day when sent by overnight courier, or (iv) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Buyer:
American Seeds, Inc.
800 N. Lindbergh Boulevard
St. Louis, Missouri 63167
Telephone: (314) 694-1000
Telecopier: (314) 694-6399
Attn: President
With copy to:
Monsanto Company
800 N. Lindbergh Boulevard
St. Louis, Missouri 63167
Telephone: (314) 694-1000
Telecopier: (314) 694-6399
Attn: General Counsel’s Office
With an additional copy to:
Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone: (314) 259-2455
Telecopier: (314) 259-2020
Attn: Denis P. McCusker

If to Seller or Landec:
Landec Corporation
3603 Haven Ave.
Menlo Park, CA 94025
Telephone:
Telecopier:
Attn: Gary T. Steele
With additional copies to:
Bose McKinney & Evans LLP
2700 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46204
Telephone: (317) 684-5000
Telecopier: (317) 684-5173
Attn: Kendall C. Crook
and
Ropes & Gray LLP
One Embarcadero Center, Suite 2200
135 North Pennsylvania Street
San Francisco, California 94111
Telephone: (415) 315-6364
Telecopier: (415) 315-6350
Attn: Geoffrey P. Leonard
     7.2 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relative to such subject matter.
     7.3 Amendment and Modification. This Agreement may be amended only by a written agreement between Buyer, Seller and Landec.
     7.4 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise) by the Parties hereto without the prior written consent of the other Parties, except that (i) Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by the Affiliates of Buyer (provided, however, that Buyer shall remain liable for the performance of its obligations under this Agreement) and (ii) the Seller and Landec shall have the right to assign their right to receive payments, but not their obligations, hereunder.

     7.5 Waiver of Compliance; Consents. Any failure of Seller or Landec, on the one hand, or Buyer, on the other hand, to comply with any obligation herein may be waived by Buyer, on the one hand, or Seller and Landec, on the other hand, only by a written instrument signed by the Party granting such waiver. Any such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     7.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.
     7.7 Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile or an electronically scanned e-mail attachment), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     7.8 Severability. Subject to the provisions set forth in Section 5.1 regarding judicial modification of the covenant not to compete, if any provision of this Agreement shall be determined to be invalid, illegal or incapable of being enforced by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     7.9 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud.
     7.10 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive Laws of the State of New York, without reference to its choice of law rules.
     7.11 No Third Party Beneficiaries or Other Rights         . Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.
     7.12 Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (i) the federal courts of the United States District Court for the Southern District of New York located in New York County, New York, or (ii) only if the jurisdiction of such courts is unavailable, the state courts located in New York County, New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the federal courts of the United States District Court for the Southern District of New York located in New York County, New York, or if the jurisdiction of such courts is unavailable, in the state courts located in New York County, New York. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 7.12. Each of the Parties waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the federal courts of the United States District Court for the Southern District of New York located in New York County, New York, or (ii) only if the jurisdiction of such courts is unavailable, the state courts located in New York County, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.
     7.13 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (v) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.
     7.14 Joint and Several Liability. Seller and Landec shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of either or both of them under this Agreement or any other document executed and delivered pursuant to or in connection with this Agreement whether or not otherwise indicated in this Agreement or any other such document.
[Remainder of page intentionally left blank; signature page follows.]

SECTION 2.4 OF THIS AGREEMENT CONTAINS A BINDING ARBITRATION
PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

Landec:		Buyer:

Landec Corporation		American Seeds, Inc.

By: Name:	/s/ Gary T. Steele Gary T. Steele	By: Name:	/s/ Michael DeMarco Michael DeMarco
Title:	Chief Executive Officer	Title:	Authorized Person

Seller:

Landec Ag, Inc.

By: Name:	/s/ Thomas F. Crowley Thomas F. Crowley
Title:	President and Chief Executive Officer

Index to Schedules

Schedule 1.32	Excluded Assets

Schedule 1.33	Excluded Liabilities

Schedule 1.65	Certain Permitted Liens

Schedule 1.81	Certain Transferred Assets

Schedule 1.85	Additional Transferred Liabilities

Schedule 2.3	Wire Transfer Instructions

Schedule 2.4	Earn-Out – Pro Forma Gross Margin Calculation

Schedule 3.1(a)	States of Incorporation

Schedule 3.1(b)	Foreign Qualifications

Schedule 3.2(b)	No Breach of Law, Governing Document or Contract

Schedule 3.3(a)	Capitalization and Ownership

Schedule 3.4	May Balance Sheet

Schedule 3.5	Subsequent Events

Schedule 3.7	Taxes

Schedule 3.8	Accounts Receivable

Schedule 3.10	Compliance with Law, Governing Documents, Licenses and Permits

Schedule 3.11	Litigation

Schedule 3.12(a)	Owned Real Property

Schedule 3.12(b)	Leased Real Property

Schedule 3.13	Leased Personal Property

Schedule 3.14(a)	Title to Assets

Schedule 3.16	Environmental Matters

Schedule 3.17(a)	Material Contracts

Schedule 3.18	Validity of Contracts

Schedule 3.19	Transferred Intellectual Property

Schedule 3.20	Germplasm

Schedule 3.21	Genetically Modified Organisms

Schedule 3.22	Insurance

Schedule 3.23(a)	Current Employees

Schedule 3.23(b)	Officers, Directors and Consultants

Schedule 3.23(c)	Obligations to Retirees or Terminated Employees

Schedule 3.23(g)	Transferred Employee Non Competition

Schedule 3.24	Bank Accounts of the Company

Schedule 3.26	Labor Matters

Schedule 3.27(a)	Employee Benefit Plans

Schedule 3.27(c)	Plans qualifying under Code §401(a)